Exhibit 5.1

February 14, 2022

CareCloud, Inc.

7 Clyde Road

Somerset, New Jersey 08873

Re:	Registration Statement on Form S-3 (File No. 333-255094) – At-The-Market Offering of Shares of 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock

Ladies and Gentlemen:

We have acted as counsel to CareCloud, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement (the “ATM Prospectus Supplement”) relating to a proposed at-the-market offering of up to $35,000,000 of the Company’s 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”).

The ATM Prospectus Supplement is a prospectus supplement to a base prospectus (the “Prospectus”) included in a registration statement on Form S-3 (File No. 333-255094) originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 7, 2021 and declared effective on April 21, 2021 (as amended, the “Registration Statement”).

This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus or the ATM Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Series B Preferred Stock.

We have examined the Registration Statement together with the exhibits thereto and the documents incorporated by reference therein. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the shares of Series B Preferred Stock will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the ATM Prospectus Supplement contained therein; and (v) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

CareCloud Inc.

February 14, 2022

We express no opinion herein as to the laws of any state or jurisdiction, other than the General Corporation Law of the State of Delaware, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

The Company has represented to the undersigned that as of the date of this opinion, there are 490,000 authorized and unissued shares of Series B Preferred Stock that are not subject to any options (the “Available Shares”), and for such Available Shares, this opinion is unqualified except as set forth above. To the extent that the offering relates to the issuance and sale of Series B Preferred Stock in excess of the Available Shares (the “Excess Shares”) pursuant to the ATM Prospectus Supplement, we have assumed that any necessary filings will be made in accordance with state law so that an amendment to the Company’s certificate of designations for the Series B Preferred Stock increasing the number of authorized shares of Series B Preferred Stock will be effective prior to any issuance or delivery of such Excess Shares. The Company has represented to the undersigned that it will file an appropriately unqualified opinion from its legal counsel with the Commission with respect to any such Excess Shares no later than the closing date for the issuance and delivery of such Excess Shares.

Based on the foregoing and the assumptions set forth herein, we are of the opinion that, upon the issuance and delivery of and payment for the shares of Series B Preferred Stock, all in the manner stated in the Registration Statement, the Prospectus and the ATM Prospectus Supplement, such shares of Series B Preferred Stock will be validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on this opinion) that hereafter may come to our attention. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

CareCloud Inc.

February 14, 2022

We hereby consent to the filing of this opinion with the Commission and to the use of our name wherever it appears in the Registration Statement, the Prospectus and the ATM Prospectus Supplement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

SONG P.C.

/s/ David S. Song, Esq.
David S. Song, Esq.